Exhibit 99.1

FOR IMMEDIATE RELEASE	NR13-22

ILLINOIS POWER HOLDINGS COMPLETES ACQUISITION OF AMEREN ENERGY RESOURCES

HOUSTON (December 2, 2013) — Today, Dynegy (NYSE:DYN) subsidiary, Illinois Power Holdings (IPH) completed its acquisition of New Ameren Energy Resources (AER), an Ameren (NYSE:AEE) subsidiary.  The transaction includes AER and its subsidiaries Ameren Energy Generating Company (Genco), New AERG (AERG), and Ameren Energy Marketing Company (AEM). Dynegy now owns more than 8,000 megawatts (MW) of generating capacity in Illinois, and nearly 14,000 MW nationally. The AEM retail and marketing businesses, doing business as Homefield Energy, and the following plants are included in the transaction: Duck Creek, Coffeen, E.D. Edwards, Newton, and Joppa.

“This transaction creates value for Dynegy and IPH’s stakeholders - from employees to local communities to investors - as Dynegy, through its subsidiary IPH, brings a singular ability to operate these facilities in the most economic and environmentally compliant manner. The AER fleet and the Homefield Energy retail and marketing businesses are a natural fit with Dynegy’s existing generation fleet,” said Dynegy President and Chief Executive Officer Robert C. Flexon. “To date, we have identified synergies in excess of $75 million and we will continue to seek ways to further benefit from the increased scale of the combined fleet.”

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.  The Illinois Power Holdings, LLC portfolio consists of approximately 4,209 megawatts of primarily coal-fired baseload power plants. Homefield Energy is a retail electricity provider serving businesses and residents in Illinois.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning: the transaction creating value for stakeholders, operating the portfolio in the most economic and environmentally compliant manner, and the anticipated synergies resulting from the transaction. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K and the 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy’s inability to obtain the anticipated benefits and expected synergies resulting from the transaction; (ii) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (iii) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466